**OSN STREAMING LIMITED**

**NOTICE OF INTENTION TO CONVERT CONVERTIBLE NOTES**

14 October 2025

**To:** **Anghami Inc. (the "Borrower")**

**Re:** **Notice of Intention to Convert Convertible Notes**

Reference is made to the senior unsecured convertible notes by and between OSN Streaming Limited (the "**Holder**") and the Borrower, in each case: (a) dated 16 December 2024 for a principal amount of $12,000,000; (b) dated 7 February 2025 for a principal amount of $20,000,000; and (c) dated 25 July 2025 for a principal amount of $23,000,000 (each, a "**Note**" and together, the "**Notes**"). Capitalised terms used but not defined herein shall have the meanings ascribed to them in the Notes.

Pursuant to Section 4.01(b) of each of the Notes, the Holder hereby provides notice of its intention to convert (the "**Conversion**"):

(a) the original principal amounts outstanding under the Notes in the aggregate amount of $55,000,000; and

(b) the capitalised PIK Interest and any accrued and not capitalized PIK Interest under the Notes as of the Conversion Date (defined below), which is expected to be in the aggregate amount of approximately $4,404,312.86,

in each case on 15 December 2025 (the "**Conversion Date**").

The Conversion shall be effected at the Base Conversion Price of $25 per Ordinary Share, which is expected to result in 2,376,171 Ordinary Shares of $0.001 each in the Borrower, issued to the Holder on the Conversion Date. The conversion price reflects the applicable Base Conversion Price of $2.50 applicable prior to the first anniversary of the Closing Date (as defined in the Purchase Agreement), as adjusted pursuant to Section 4.07(b) of each of the Notes for the reverse stock split of the Borrower's Ordinary Shares effective as of 1 August 2025.

Pursuant to Section 4.04 of each of the Notes, upon Conversion, the Borrower shall pay to the Holder cash in the amount of $37.86 in lieu of delivering any fractional share of Ordinary Shares issuable upon conversion.

OSN Streaming Limited

By: [***]

Name: Laura Herbin
Title: Authorised Signatory

By: [***]

Name: Fiona Robertson
Title: Authorised Signatory